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                                                                   Exhibit 99.2


                          TransTechnology Corporation
       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                       For the year ended March 31, 2002
                             (Dollars in millions)
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                                                                                                  Pro Forma
                                                                                   03/31/02      Adjustment      Pro Forma
                                                                                  ----------     -----------    ------------
Net sales                                                                           $ 72,285       $ 24,499        $ 47,786
Cost of sales                                                                         39,893         12,993          26,900
                                                                                  -----------    -----------    ------------
           Gross profit                                                               32,392         11,506          20,886
General, administrative and selling expenses                                          20,030          3,223          16,807
Interest expense                                                                       8,055          3,124           4,931
Interest income                                                                          (69)             -             (69)
Other income - net                                                                    (1,537)           (70)         (1,467)
Forbearance fees                                                                       2,651              -           2,651
Corporate office restructuring charge                                                  1,629              -           1,629
                                                                                  -----------    -----------    ------------
Income (loss) from continuing operations  before income taxes                          1,633          5,229          (3,596)
Provision (benefit)  for income taxes                                                    860          2,754          (1,894)
                                                                                  -----------    -----------    ------------
Income (loss) from continuing operations                                               $ 773        $ 2,475        $ (1,702)
                                                                                  ===========    ===========    ============

Earnings (loss) per share:
  Basic:
    Income (loss) from continuing operations                                          $ 0.13                        $ (0.28)
                                                                                  ===========                   ============

  Diluted:
    Income (loss) from continuing operations                                          $ 0.12                        $ (0.28)
                                                                                  ===========                   ============

Weighted - average basic shares outstanding                                        6,181,000                      6,181,000
Weighted - average diluted shares outstanding                                      6,233,000                      6,181,000



See accompanying notes to Unaudited Pro Forma Consolidated Financial Information.
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